As filed with the Securities and Exchange Commission on October 6, 2014

Registration Statement No. 333-167002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-167002

NORTH VALLEY BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction or incorporation or organization)

94-2751350

(I.R.S. Employer Identification No.)

300 Park Marina Circle

Redding, California 96001

(530) 898-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o TriCo Bancshares

Thomas J. Reddish

Executive Vice President and Chief Financial Officer

63 Constitution Drive

Chico, California 95973

(530) 898-0300

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer	☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3, as amended (the “Registration Statement”) of North Valley Bancorp (the “Registrant”):

•	File No. 333-167002, pertaining to (i) the potential resale from time to time by selling securityholders of some or all of 40,000 shares of the Registrant’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount of $1,000 per share (“Series A Preferred Stock”), and (2) 29,333,310 shares of the Registrant’s common stock, no par value per share, issuable upon the mandatory conversion into common stock of the Series A Preferred Stock (representing 26,666,646 shares issuable upon conversion of the 40,000 shares of Series A Preferred Stock plus an additional 2,666,664 shares issuable if certain shareholder approvals were not obtained within six months of the date of issuance of the Series A Preferred Stock).

On January 21, 2014, the Registrant entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with TriCo Bancshares, a California corporation (“TriCo”). Pursuant to the Merger Agreement, among other transactions, on October 3, 2014, the Registrant merged with and into TriCo (the “Merger”), with TriCo continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on the 6th day of October 2014.

TriCo Bancshares, as successor to North Valley Bancorp

By	/s/ Thomas J. Reddish
Name:	Thomas J. Reddish
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.